CONSENT OF ERNST & YOUNG LLP,
                  REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and to the incorporation by reference in this Registration Statement (Form N-1A) (Pre-Effective Amendment No. 1 to File No. 333-133691; Amendment No. 1 to File No. 811-21897) of The Roxbury Funds of our reports on the Roxbury Mid-Cap Fund, Roxbury Small-Cap Growth Fund and Roxbury Micro-Cap Fund series of WT Mutual Fund and the Mid-Cap Series and Small-Cap Growth Series of WT Investment Trust I dated August 12, 2005, included in the 2005 Annual Reports to shareholders.

                                                           /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
June 29, 2006